Exhibit 5.1

June 30, 2022 File No.: 315663.00006

Verano Holdings Corp. 415 North Dearborn Street, 4th Floor Chicago, Illinois 60654

Dear Sirs/Mesdames:

Re:	Verano Holdings Corp. – Registration Statement on Form S-8

We have acted as Canadian counsel to Verano Holdings Corp., a corporation amalgamated under the laws of the Province of British Columbia (the “Corporation”), in connection with the filing of a registration statement on Form S-8 (as may be amended, the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to registering the issuance of an aggregate of 30,000,000 Class A subordinate voting shares without par value in the capital of the Corporation (the “2021 Plan Shares”) issuable upon exercise of the awards (the “2021 Plan Awards”) outstanding under and in accordance and in compliance with the terms of the 2021 Stock and Incentive Plan of the Corporation (the “2021 Plan”).

A.	Documents Reviewed and Reliance

As Canadian counsel to the Corporation, we have examined original executed or electronically delivered copies, which have been certified or otherwise identified to our satisfaction, of:

1.	the Registration Statement; and

2.	the 2021 Plan.

We have also made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of such other certificates, documents and records as we considered necessary or relevant for purposes of the opinions expressed below, including:

1.	a certificate of good standing dated June 29, 2022 issued pursuant to the Business Corporations Act (British Columbia) relating to the Corporation; and

2.	a certificate signed by the Chief Executive Officer of the Corporation dated as of the date hereof addressed to our firm, containing certain additional corporate information of a factual nature and attaching the constating documents of the Corporation, including the certificate of amalgamation, notice of articles and articles of the Corporation (the “Constating Documents”), and the resolutions of the directors of the Corporation authorizing and approving the 2021 Plan, and the issuance of the 2021 Plan Shares (the “Officer’s Certificate”).

As to various questions of fact material to the opinions provided herein, we have relied upon the Officer’s Certificate.

B.	Laws Addressed

We are qualified to practice law in the Province of British Columbia and our opinion herein is restricted to the laws of the Province of British Columbia and the federal laws of Canada applicable therein. We assume no obligation to update these opinions to take into account any changes in such laws or facts after the date hereof.

C.	Assumptions

For the purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

1.	with respect to all documents examined by us, the genuineness of all signatures, the authenticity, completeness and accuracy of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, conformed, telecopied, PDF or photocopied copies of originals and the legal capacity of individuals signing any documents;

2.	the completeness, accuracy and currency of the indices and filing systems maintained at the public offices where we have searched or made relevant inquiries and of other documents and certificates supplied by public officials;

3.	that the Officer’s Certificate continues to be accurate on the date hereof;

4.	that the minute books and corporate records of the Corporation made available to us in electronic form contain all of the articles and constating documents of the Corporation and any amendments thereto and all of the respective minutes, or copies thereof, of all proceedings of the shareholders and directors;

5.	each of the 2021 Plan and the 2021 Plan Awards constitutes a legal, valid and binding obligation of the Corporation and the other parties thereto, enforceable against each of the parties thereto in accordance with its terms and the execution and delivery thereof was duly authorized by the parties thereto; and

6.	that if any obligation under any document is required to be performed in a jurisdiction outside of the Province of British Columbia, the performance of that obligation will not be illegal under the laws of that jurisdiction.

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D.	Reliance

For the purposes of expressing the opinions set forth herein, in connection with certain factual matters pertaining to this opinion, we have relied exclusively and without independent investigation upon the Officer’s Certificate.

E.	Opinions

Based upon and relying on the foregoing and the qualifications hereinafter expressed, we are of the opinion that the 2021 Plan Shares, when issued in accordance with the terms of the 2021 Plan, will be validly issued, fully paid and non-assessable class A subordinate voting shares in the capital of the Corporation.

F.	Qualifications

Whenever our opinion refers to securities of the Corporation, whether issued or to be issued, as being “fully-paid and non-assessable”, such phrase means that the holders of such securities will not, after the issuance to them of such securities, be liable to pay further amounts to the Corporation in respect of the issue price payable for such securities, and no opinion is expressed as to the adequacy of any consideration received by the Corporation therefor or as to the actual receipt by the Corporation of any consideration for the issuance of such securities.

For greater certainty, a specific assumption, limitation or qualification in this opinion is not to be interpreted to restrict the generality of any other assumption, limitation or qualification expressed in general terms in this opinion that includes the subject matter of the specific assumption, limitation or qualification.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 or Section 11 of the Act or the rules and regulations of the Commission promulgated thereunder.

The opinions herein are given as at the date hereof and we disclaim any obligation or undertaking to advise any person of any change in law or fact that may come to our attention after the date hereof. Our opinions do not take into account any proposed rules, policies or legislative changes that may come into force following the date hereof.

Yours truly,

(signed) “Fasken Martineau DuMoulin LLP”

FASKEN MARTINEAU DUMOULIN LLP

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